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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.  4 )*
                                            ---

                               Tetra Tech, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         COMMON STOCK, $0.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  881 62G 103
                             ---------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 881 62G 103                                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Li-San Hwang

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,121,757

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,121,757

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,121,757

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 881 62G 103                                    PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

ITEM 1.

     (a)  NAME OF ISSUER

               Tetra Tech, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               670 North Rosemead Boulevard
               Pasadena, California  91107

ITEM 2.

     (a)  NAME OF PERSON FILING

               Li-San Hwang

     (b)  ADDRESS OF PRINCIPAL OFFICE

               670 North Rosemead Boulevard
               Pasadena, California  91107

     (c)  CITIZENSHIP

               United States of America

     (d)  TITLE OF CLASS OF SECURITIES

               Common  Stock, $.01 par value

     (e)  CUSIP NUMBER

               881 62G 103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.        OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED:

               1,121,757

     (b)  PERCENT OF CLASS:

               7.9%

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 881 62G 103                                    PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  1,121,757

          (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  -0-

          (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                 1,121,757

          (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  -0-

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not Applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable.

ITEM 10.         CERTIFICATION

                 Not Applicable.

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 881 62G 103                                    PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------

                                  SIGNATURES

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                       /s/ Li-San Hwang
                                       _________________________________________
                                       LI-SAN HWANG

                                       DATE:   FEBRUARY 7, 1997